State of Delaware
Secretary of State
Division of Corporations
Delivered 06:22 PM 06/05/2018
FILED 06:22 PM 06/05/2018
SR 20184983794 - File Number 6918018

CERTIFICATE OF INCORPORATION OF NEW THOMSON INDUSTRIES, INC.

FIRST: The name of the corporation is:

New Thomson Industries, Inc.

SECOND: The address of the registered office of the Company in the State of Delaware is 1209 Orange Ave., Wilmington, in New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation is authorized to issue one class of stock, to be designated "Common Stock," with a par value of $0.01 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is 10,000.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

SEVENTH: The name and mailing address of the incorporator is:

Belle Smirnoff
c/o DLA Piper LLP (US)
500 8th Street, NW
Washington, DC 20004

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

NINTH: The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section.

TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon officers, directors and stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of June, 2018.

/s/ Belle Smirnoff
Belle Smirnoff, Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:12 AM 08/17/2018
FILED 08:12 AM 08/17/2018
SR 20186221555 - File Number 6918018

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF NEW THOMSON INDUSTRIES, INC.

New Thomson Industries, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is New Thomson Industries, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 5, 2018 (the "Certificate").

2. Article I of the Certificate is hereby amended and restated in its entirety to read as follows:

> "FIRST: The name of the corporation is: Thomson Industries, Inc. (the "Corporation")."

3. The foregoing Certificate of Amendment to the Certificate has been duly approved by the Board of the Directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of Delaware.

4. The foregoing Certificate of Amendment to the Corporation's Certificate shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 16th day of August, 2018.

NEW THOMSON INDUSTRIES, INC.

By: ______________________________
Name: Rajesh Yadava
Title: Vice President and Treasurer